EXHIBIT 2.1







                            ASSET PURCHASE AGREEMENT

                          dated as of February 23, 2000

                                  by and among

                         PRODUCTIVITY TECHNOLOGIES CORP.
                              WCS ACQUISITION CORP.

                         WESTLAND CONTROL SYSTEMS, INC.

                                       and

                                  THOMAS G. LEE





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                                TABLE OF CONTENTS

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                                                                            Page

1.   PURCHASE AND SALE.........................................................1
     1.1      Purchase and Sale................................................1
     1.2      Purchase Price...................................................3
     1.3      Excess Current Assets............................................4
     1.4      Earn Out.........................................................4
     1.5      Assumption of Lease and Licenses.................................6
     1.6      Seller Obligation................................................6
     1.7      The Closing......................................................6
     1.8      Allocation of Purchase Price ....................................6
     1.9      Excluded Assets..................................................7
     1.10     Transfer of Plan Sponsorship.....................................7
     1.11     Adjustment to the Purchase Price.................................7

2.   REPRESENTATIONS AND WARRANTIES OF THE
     SELLER AND THE STOCKHOLDER................................................9
     2.1      Due Organization.................................................9
     2.2      Authorization....................................................9
     2.3      Capital Stock of the Seller.....................................10
     2.4      Subsidiaries....................................................10
     2.5      Financial Statements............................................10
     2.6      Liabilities and Obligations.....................................10
     2.7      Accounts and Notes Receivable...................................11
     2.8      Inventory.......................................................11
     2.9      Permits and Intangibles.........................................11
     2.10     Environmental Matters...........................................11
     2.11     Personal Property...............................................12
     2.12     Significant Customers; Material Contracts and Commitments.......12
     2.13     Real Property...................................................13
     2.14     Insurance.......................................................13
     2.15     Compensation; Employment Agreements; Organized .................13
              Labor Matters...................................................13
     2.16     Employee Benefit Plans......................................... 14
     2.17     Conformity with Law; Litigation................................ 15
     2.18     Taxes.......................................................... 15
     2.19     No Violations; All Required Consents Obtained.................. 17
     2.20     Government Contracts........................................... 17
     2.21     Absence of Changes............................................. 17
     2.22     Powers of Attorney............................................. 19
     2.23     Competing Lines of Business; Related-party Transactions........ 19
     2.24     Disclosure..................................................... 19
     2.25     Notices and Consents........................................... 19
     2.26     Year 2000 Compliance........................................... 19


3.   REPRESENTATIONS AND WARRANTIES OF
     PTC AND PURCHASER........................................................20
     3.1      Due Organization................................................20
     3.2      Authorization...................................................20
     3.3      No Violations...................................................20
     3.4      Validity of Obligations.........................................20


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4.   CONDITIONS TO CLOSING....................................................20
     4.1      Transfer of Assets and Business By CPI and WE...................20
     4.2      Instruments of Transfer.........................................21
     4.3      Opinions of Counsel.............................................21
     4.4      Employment  Agreements..........................................21
     4.5      Good Standing Certificates......................................21
     4.6      Resolutions of the Board of Directors and Stockholder
              of Seller.......................................................21
     4.7      Resolutions of the Board of Directors of PTC
              and the Purchaser...............................................21
     4.8      Seller's Officers' Certificate..................................21
     4.9      Seller's Secretary's Certificate................................22
     4.10     Officers' Certificates of PTC and the Purchaser.................22
     4.11     Secretary's Certificates of PTC and the Purchaser...............22
     4.12     Consents and Approvals..........................................22
     4.13     No Material Adverse Change......................................22
     4.14     Escrow Agreement................................................22

5.   ADDITIONAL AGREEMENTS................................................... 23
     5.1      Future Cooperation............................................. 23
     5.2      Expenses....................................................... 23
     5.3      Payment of Liabilities; Bulk Transfer Compliance............... 24
     5.4      Change of the Seller's Name.................................... 24
     5.5      Conduct of Business Prior to Closing........................... 24
     5.6      Certain Tax Matters............................................ 24

6.   INDEMNIFICATION......................................................... 24
     6.1      Survival of Representations and Warranties..................... 24
     6.2      General Indemnification by the Seller and Stockholder.......... 25
     6.3      Indemnification by the Purchaser............................... 25
     6.4      Specific Indemnification....................................... 25
     6.5      Third Person Claims............................................ 26
     6.6      Method of Payment.............................................. 26
     6.7      Limitations on Indemnification..................................27

7.   Intentionally Deleted
     7.1      Intentionally Deleted...........................................27

8.   GENERAL..................................................................28
     8.1      Successors and Assigns..........................................28
     8.2      Entire Agreement................................................28
     8.3      Counterparts....................................................28
     8.4      Brokers and Agents..............................................28
     8.5      Notices.........................................................28
     8.6      Governing Law...................................................29
     8.7      Effect of Investigation; Knowledge..............................29
     8.8      Exercise of Rights and Remedies.................................29
     8.9      Time............................................................29
     8.10     Reformation and Severability....................................30
     8.11     Captions........................................................30
     8.12     Press Releases and Public Announcements.........................30
     8.13     No Third-Party Beneficiaries....................................30
     8.14     Interpretation..................................................30



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                       ANNEXES TO ASSET PURCHASE AGREEMENT

Following is a list of annexes (schedules) referenced in the Asset Purchase Agreement. They have been omitted, but the Company agrees to provide copies of same to the Securities and Exchange Commission upon request.

Annex I      -   Form of Subordinated Installment Note for $650,000

Annex II     -   Form of Royalty Agreement

Annex III    -   Form of Subordinated Installment Note for $2,100,000

Annex IV(a)  -   Form of Guaranty of PTC

Annex IV(b)  -   Form of Limited Guaranty of Atlas Technologies, Inc.

Annex V(a)   -   Form of Lease for Real Property located at  8680 North Haggerty
                 Road, Canton, MI

Annex  V(b)  -   Sublease

Annex  V(c)  -   Form of General Conveyance, Transfer and Assignment from
                 Westland

Annex V(b)   -   Form of Specific Conveyance, Transfer and Assignment from Lee

Annex VI(a)  -   Form of Opinion of Counsel to Seller and Stockholders

Annex  VI(b) -   Form of Opinion of Counsel to Purchaser

Annex  VII   -   Form of Escrow Agreement

Annex VIII   -   Form of Employment Agreement


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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February __, 2000 by and among PRODUCTIVITY TECHNOLOGIES CORP. A Delaware corporation ("PTC"), WCS ACQUISITION CORP., a Michigan corporation
("Purchaser"), WESTLAND CONTROL SYSTEMS, INC., a Michigan corporation ("Westland"), and THOMAS G. LEE, an individual residing in the state of Michigan ("Lee"). (Westland sometimes hereinafter referred to as the "Seller").

     WHEREAS, Purchaser desires to acquire (a) the business of Seller as a going concern and along therewith substantially all of the assets of the Seller (the "Business") upon the terms and conditions set forth in this Agreement (the "Transaction"); and (b) US Patent No. 5,898,132 (the "Lee Patent");

     WHEREAS, Lee is the sole shareholder of Westland and the Lee Patent which is used by Westland in its Business; and

     WHEREAS, The Parties each desire that the tangible assets and businesses of the companies Cable Products, Inc. ("CPI") and World Wide Engraving, Inc. ("WE") be first transferred to Westland and then sold by Westland to Purchaser as part of the Transaction and included in the term "Business."

     WHEREAS, concurrently with the execution and delivery hereof, the parties hereto are consummating the Transaction;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

I.   PURCHASE AND SALE

     1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined) Lee or Westland, as applicable, shall sell, convey, transfer, assign and deliver to the Purchaser, and Purchaser shall purchase the Lee Patent from Lee and the following from
Westland: all of the assets, properties, business, franchises, goodwill and rights of every kind and character, tangible or intangible, owned or leased by the Seller or any of their subsidiaries (collectively, the Assets), free and clear of all liens, claims and encumbrances of any kind, other than applicable leases, licenses and agreements referenced in this Agreement; provided, however, that the Assets do not include the assets (the "Excluded Assets") identified as such on Schedule 1.9. Without limiting the generality of the foregoing, the Assets consist of all assets of the Seller other than cash, cash equivalents and the Excluded Assets including, without limitation, the following:

     (a) Current Assets. All current assets of the Seller, wherever located;

     (b) Customer Lists. All customer lists, sales records, credit data and other information relating to customers of Seller.

     (c) Customer Contracts. All right, title and interest of Seller in, to and under all existing contracts and agreements, written and verbal, with customers of such Seller, including, without limitation, those contracts and agreements identified in Schedule 1.1(c) (the "Scheduled Contracts").

     (d) Accounts and Notes Receivable. All trade and other accounts and notes receivable of Seller ("Receivables").

     (e) Vehicles. The vehicles and other transportation equipment identified on
Schedule 1.1(e).


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     (f)  Equipment.  All of the  production  and office  equipment,  machinery, tools, appliances, telephone systems, copy machines, fax machines, implements, spare parts, supplies and all other tangible personal property of every kind and description owned by Seller (the "Equipment"). The Equipment includes, without limitation, all of the items listed in Schedule 1.1(f).

     (g) Licenses, Franchises and Permits. All right, title and interest of Seller in, to and under all licenses, franchises, permits, authorizations, certificates, approvals, registrations and other governmental authorizations (collectively, the "Operating Authorities") owned or possessed by Seller and relating to a Business or all or any of the Assets, including those identified on Schedule 2.9 and Schedule 2.10.

     (h) Intangible Assets. All right, title and interest of Lee as to the Lee Patent and of Seller in, to and under all patents, trademarks, service marks, manufacturing processes and know-how, technology, know-how, copyrights and applications for each of the foregoing, trade names, licenses, covenants by others not to compete with Seller, trade secrets, rights and privileges used in the conduct of a Business and the right to recover for infringement thereon and all goodwill associated with a Business in connection with which any intellectual property is used.

     (i) Corporate Names. The exclusive right to use the names "Westland Control Systems, Inc.", "Cable Products, Inc." and "World Wide Engraving, Inc." and any variation thereof as trade names under which the Purchaser or one of its affiliates may operate any of the Businesses.

     (j) Goodwill. The goodwill and going concern value of each of the Businesses.

     (k) Books and Records. Copies of Seller's books, records, papers and instruments of whatever nature and wherever located that relate to the Businesses or the Assets or which are required or necessary in order for Purchaser to conduct the each of Businesses from and after the date hereof in the manner in which it is presently being conducted (the "Records").

     (l) Insurance Proceeds. All insurance proceeds and insurance claims of Seller relating to the Businesses or all or any part of the Assets, (excluding only rebates for periods prior to the closing and unearned premiums as of the closing) and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Seller is entitled to enforce with respect to the Assets against such Seller's predecessors in title to the Assets, if any.

     (m) Computers and Software. All right, title and interest of Seller in computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, networking equipment, and any and all parts and appurtenances thereto, together with all software and intellectual property used by such Seller with such computer equipment and hardware.

     (n) Other Intangibles. All right, title and interest of Seller in, to and under all rights, privileges, claims, causes of action, and options relating to or pertaining to the Businesses or the Assets.

     (o) Inventory. All of the inventory of Seller ("Inventory").

     (p) Other Property. All other or additional privileges, rights, interests, properties and assets of Seller of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, any of the Businesses as presently being conducted.

The Assets and Lee Patent are the "Total Assets".


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


     1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Total Assets shall be, subject to adjustment pursuant to the terms of
Section 1.11 following, as follows: (a) for the Lee Patent, (i) One Hundred Thousand Dollars ($100,000) in cash, (ii) a Subordinated Installment Note in the principal amount of Six Hundred Fifty Thousand Dollars ($650,000) in the form of Annex I attached hereto, which shall be issued to Lee ("Lee Note") , and (iii) a Royalty Agreement in the form of Annex II attached hereto; and (b) for the Assets, (i) Three Million Six Hundred Fifty Thousand Dollars ($3,650,000) in cash, (ii) a Subordinated Installment Note in the principal amount of Two Million One Hundred Thousand Dollars ($2,100,000) in the form of Annex III attached hereto, which shall be issued to Westland ("Westland Note"), and (iii) the Earnout (as hereinafter defined). PTC shall deliver a Guaranty of payment of the Subordinated Installment Notes and the Earnout in the form of Annex IV(a). Atlas Technologies, Inc., a Michigan corporation and wholly-owned subsidiary of PTC ("Atlas") shall deliver a Limited Guaranty of Payment at the subordinated Installment Notes and the Earnout in the form of Annex IV(b). The cash portion of the Purchase Price shall be paid at the Closing by wire transfer of immediately available funds by Purchaser to Seller and Lee, as applicable; and the Subordinated Installment Notes, Royalty Agreement, Employment Agreement, and the Guaranty shall be delivered at the Closing by Purchaser or PTC, as applicable, to Seller and Lee, as applicable.

     1.3 Excess Current Assets. The parties agree that Inventory and Receivables of $1,200,000 ("Required Current Assets") are required to operate the Business of the Seller as a going concern, and that in the ordinary course of business at its current level, current assets in excess of $1,200,000 ("Excess Current Assets") are not needed to operate the Business. The Seller shall pay to the Purchaser at Closing the amount, if any, by which the book value of transferred Inventory and Receivables is less than the Required Current Assets. The
Purchaser shall pay Seller within 60 days of Closing the amount, if any, by which the book value of the transferred Inventory and Receivables at the closing dated exceeded Required Current Assets.

     1.4. Earn Out. (a) As an addition to the Purchase Price, Seller shall receive up to $2,300,000 depending upon the Purchaser's average annual EBIT (as hereinafter defined) during the period of January 1, 2000 through December 31, 2002 ("Earnout"). To fund payment of the Earnout, Purchaser agrees to make deposits of cash into an escrow account ("Escrow") with Bank One Trust Company, N.A. (the "Escrow Agent") established by the parties, on or before March 31 of the years 2001, 2002 and 2003 based upon the financial performance for the Business for each of the twelve month periods ending December 31, 2000, December 31, 2001 and December 31, 2002 ("Earnout Period"). The Earnout and deposits will be dependent upon the average earnings before interest and taxes as determined in accordance with the provisions of Schedule 1.4("EBIT") ("Earnout Period") of the Business for each of the years in accordance with the following:


           Please see Schedule 1.4(a) to the Asset Purchase Agreement





                   Remainder of page intentionally left blank















                                       7
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     (b) The above  formula for the three year average EBIT amounts from $1.6 to
$2.0 million shall be adjusted at the end of the Earnout Period by comparing amounts in Escrow to the following formula:

(Avg of CYE 2000 through CYE 2002 EBIT(but not more than $2,000,000) - $1.6 mm/$400,000   x  $1,000,000)

The above formula for the three year average EBIT amounts from $2,000,001 to $3,099,999 shall be adjusted at the end of the Earnout Period by comparing amounts in escrow to the following formula:

[(Avg of CYE 2000 - CYE 2002 EBIT(but not more than $3.1 mm)  -  $2.0 mm/$1,100,000   x  $1,300,000] + $1mm


If the total amount deposited by Purchaser in Escrow is larger than the total of the amounts computed under the adjustment formulae, then the excess amount should be taken out of Escrow until the two are equal. If the total amount in escrow is less than the total of the amounts computed under the adjustment formulae. Purchaser shall pay the deficiency to the Escrow Agent so they are equal.

The total held in Escrow after adjustment by the provisions of this Section 1.4(b) shall be subject to Purchaser's right to setoff specified in Section 1.4(d) following. Any amount held in Escrow against which Purchaser asserts its right of setoff specified in Section 1.4(d) following shall be delivered by the Escrow Agent to Purchaser pursuant to the Escrow Agreement, pending final resolution of the setoff.

     (c) Within 45 days of each December 31 during the Escrow, the Escrow Agent shall pay 44% of that year's interest earned on the Escrow to assist Seller in payment of Taxes

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


payable by Seller with respect to the interest earned on the Escrow. All interest earned on amounts in Escrow shall belong to Seller, subject to an adjustment at the end of the Earnout Period to credit Purchaser any interest earned on excess deposits.

     (d) Purchaser shall retain full rights of set off and counterclaim whether known or unknown as of the date of this Agreement with respect to the Earnout, including rights of set off and counterclaim which may arise from claims in conjunction with any breaches of the covenants, representations and warranties under this Agreement and any and all related or ancillary documents and agreements executed by Seller or Lee in connection with this Agreement subject to the limitations therein. Seller and Lee retain all rights of setoff and counterclaim.

     1.5 Assumption of Lease and Licenses. As additional consideration for the purchase of the Assets, Purchaser shall assume at the Closing, the real estate lease of Westland for the premises located at 8680 North Haggerty Road, Canton, Michigan, a copy of which is attached hereto as Annex IV(a), the Sublease, a copy of which is attached hereto as Annex IV(b), and any additional software licenses and personal property leases related to the Assets disclosed on
Schedule 1.5. ("Assumed Obligations"). A portion of real estate taxes due pursuant to the lease attached as Annex IV(a) shall be made at closing based upon the due dates of such taxes.

     1.6 Seller Obligations. Except for the Assumed Obligations, the parties acknowledge and confirm that the Purchaser shall not assume or agree to pay, perform or discharge, and shall not be responsible for, any other liabilities or obligations of the Seller or Lee, whether accrued, absolute, contingent or otherwise, including, without limitation; (i) obligations for federal, state and local corporate income, franchise, single business or similar taxes; (ii) obligations for payroll, social security, unemployment or similar taxes paid or payable up to the Closing Date; (iii) obligations for contributions to any retirement, pension, incentive compensation or similar plan accrued up to the Closing Date; (iv) obligations under any insurance or welfare benefit plans accrued but not paid up to the closing date; and (v) obligations for any product liability or warranty claim with respect to products sold prior to the Closing Date, but Purchaser shall maintain product liability insurance on a claims made basis during the Earnout Period and list Seller as an additional incurred. Seller will cause all outstanding trade payable to be paid within seven (7) days after closing. [Any payables to be assumed by Purchaser and the Notes reduced?]

     1.7 The Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Assets shall take place at a closing (the "Closing") to be held at 10:00 a.m. on February __, 2000 (the "Closing Date") at the office of Doepken Keevican & Weiss, Bloomfield Hills, Michigan, or at such other time and place upon which the Purchaser and the Seller shall agree, but only upon satisfaction or waiver of all conditions or obligations of the parties specified in Article IV.

     1.8 Allocation of Purchase Price . Purchaser , Seller and Lee agree that the Purchase Price, any assumed obligations and other relevant items (including, for example, adjustments to the Purchase Price and the Earnout) (collectively, "Total Purchase Price") shall be allocated among the Total Assets in accordance with the fair market value of such respective Total Assets for all purposes as shown on the Asset Allocation Schedule attached hereto as Schedule 1.8; Purchase price allocable to such other assets (including, for example, amended returns and claims for refund) and other information reports in a manner consistent with such allocation, (y) not take any position or action inconsistent with such allocation and (z) shall use their reasonable best efforts to sustain such allocation in any subsequent Tax audit or Tax dispute. Without limiting the foregoing, each of Seller and Purchaser agree to file an IRS Form 8594 in accordance with this Section 1.8, and the parties agree to promptly provide each other with the information and documentation necessary to complete the IRS Forms 8594.

     1.9 Excluded Assets. Notwithstanding the foregoing, the parties hereto specifically agree that each of the assets listed or described on Schedule 1.9 constitute the Excluded Assets and are excluded from the Assets to be conveyed to the Purchaser pursuant to this Agreement, and shall not be sold, conveyed, transferred, assigned or delivered to the Purchaser pursuant to this Agreement, without regard to whether such Excluded Assets relate to the Businesses or the Assets in any way and that the Seller also shall retain all of the liabilities and/or obligations, whether accrued, absolute, contingent or otherwise with respect to the Excluded Assets.


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


     1.10 Transfer of Plan Sponsorship. Effective as of the Closing Date, the Purchaser shall assume sponsorship of all of the employee benefits plans listed in Schedule 1.10. The Seller and the Purchaser agree to cooperate to transfer the sponsorship of the employee benefits plans listed in Schedule 1.10 from the Seller to the Purchaser as soon as is practicable after and effective as of the Closing Date. In connection therewith, the Seller shall use its best efforts to cause to be assigned to the Purchaser such policies of insurance or other contracts as the Purchaser designates in writing as pertain to any employee benefits plan or, in any case whether such assignment is commercially impracticable, the Seller shall cooperate in arranging for the issuance of new or modified policies or contracts. Notwithstanding the foregoing, the Purchaser shall not be obligated to continue the sponsorship of Seller's 401(k) plan if the Purchaser decides not to sponsor any 401(k) plan.

     1.11 Adjustments to the Purchase Price.

     (a) The "Year-End Unaudited Financial Statements" (as hereinafter defined) reflect net income of Seller for the year ended December 31, 1999 of $1,087,380. Purchaser will cause the Year End Unaudited Financial Statements to be audited by Purchaser's outside auditors after the Closing at Purchasers' cost. If the net income of Seller for the year ended December 31, 1999 as reflected on such audited financial statements plus $355,000 is less than $1,422,380 (which is adjusted to reflect the addition of $355,000 as agreed by the parties)(other than for the adjustment provided for in the following sentence), the Purchase Price shall be reduced by the amount which is four (4) times the difference between $1,442,380 and the net income of Seller reflected on such audited financial statements plus $355,000. If the net income is adjusted by more than as a result of a decrease in Inventory and a related increate in cost of goods sold, the Purchase Price shall be reduced by the amount of the entire adjustment for such increase to net income multiplied by four. The amounts used to adjust the Purchase Price shall not be applied to the limitations in Section 607. If the adjustment to the Purchase Price under this Section 1.11 is greater than $99,999 then the Earnout formula for the Escrow deposits contained in Section
1.4 in the event the average EBIT is less than $2.0 million shall be calculated as follows instead of the formula in Section 1.4(a):

from that which is reflected on the Year-End Unaudited Financial Statements of up to $40,000, the Purchase Price shall not be reduced. If the net income is less than $1,442,380 for any reason other than an increase in the Inventory of up to $40,000 (including as a result of an increase in Inventory of more than $40,000), the Purchase Price shall be adjusted as provided for above.]

     (b) The net income for 1999 as determined by Purchaser's auditor shall be final and binding on the parties unless, within 30 days after delivery thereof and all requested supporting documentation to Seller and Lee ("Objection Period"), notice is given by them of their objection setting forth in reasonable detail the basis for the objection ("Objection Notice"). If notice of objection is given, Purchaser, Seller and Lee shall consult with each other with respect to the objectives of reasonably attempting to resolve any objections. If Purchaser, Seller and Lee are unable to reach agreement, all objections shall be resolved by a "Big Five" accounting firm selected by the certified public accountants of Seller, Lee and Purchaser ("Dispute Accountant"), as promptly as practicable. If the accountants for the parties are unable to select the Dispute Accountant, any party may request appointment of the Dispute Accountant by a court or by the American Arbitration Association under its Rules of Commercial Arbitration. The Dispute Accountant shall resolve only those objections in the Objection Notice which are still in dispute at the time of engagement. The Dispute Accountant shall make a determination as to each of the items in dispute, which determination shall be (A) in writing; (B) furnished by the Dispute Accountant to Seller, Lee and Purchaser as promptly as practicable after the items in dispute have been referred to the Dispute Accountant; and (C) conclusive and binding on the Parties and enforceable in a court of record. The Dispute Accountant shall make its decision based on documentation submitted by the parties and in oral information provided in a meeting called by and under the direction of the Dispute Accountant. Seller, Purchaser, and Lee shall make every reasonable effort to enable the Dispute Accountant to render its determination as soon as reasonably practicable, including without limitation by promptly complying with all reasonable requests by the Dispute Accountant for information, books, records and similar items. The costs of the Dispute Accountant shall be paid 50% by Purchaser and 50% by the Seller and Lee.

     (c) Upon a final determination that the Purchase Price shall be reduced pursuant to the terms of this Section 1.11, the parties will reflect such reduction by a corresponding reduction in the principal amount then due and owing pursuant to the Westland Note. Such reduction in the principal amount of the Westland Note shall become effective on the business day immediately following the date of the final determination that the Purchase Price will be reduced pursuant to this Section 1.11. The Westland Note at the reduced principal amount shall be amortized and payments of principal and interest shall be made at the same time at the rate as originally set forth in Westland Note. Upon Purchaser's request following a reduction of Purchase Price pursuant to this Section 1.11 Seller agrees that it will deliver the original Westland Note to Purchaser in exchange for a replacement note with identical terms as the original except for the reduced principal amount.

II.  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND LEE

     The Seller and Lee jointly and severally represent and warrant to PTC and the Purchaser as follows:

     2.1 Due Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan (the "State of Incorporation"), and has full power and authority to carry on its business as is now being conducted. Seller is duly authorized or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the Businesses, the Assets, the prospects or the operations or condition (financial or otherwise), of such Seller taken as a whole (as used herein with respect to a Seller, or with respect to any other person, a "Material Adverse Effect"). Schedule 2.1 sets forth a list of all jurisdictions in which Seller is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of Seller (the "Charter Documents") are all attached to Schedule
2.1. The stock records of Seller, copies of which are attached to Schedule 2.1, are correct and complete in all material respects. There are no minutes in the possession of the Seller which have not been made available to the Purchaser, and all of such minutes are correct and complete in all material respects.

     2.2 Authorization. (i) The representatives of the Seller executing this Agreement have full power and authority to execute and deliver this Agreement and (ii) Seller has full power and authority to enter into this Agreement and the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been [unanimously] approved by the shareholders and the Board of Directors of Seller, and copies of such resolutions certified by the Secretary or an Assistant Secretary of Seller, are attached hereto as Schedule
2.2. This Agreement has been validly executed and delivered by Seller and Lee, Seller's sole Stockholder, and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to creditors' rights generally.

     2.3 Capital Stock of the Seller. All of the shares of the capital stock of the Seller that are issued and outstanding are owned of record and beneficially as set forth on Schedule 2.1 and are owned by the holders thereof free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the shares of the capital stock of the Seller that are issued and outstanding have been duly authorized and validly issued, are fully paid and nonassessable. None of such shares were issued in violation of any preemptive rights or similar rights of any person. Except as set forth on Schedule 2.3, no option, warrant, call, conversion right or commitment of any kind exists which obligates Seller to issue any shares of its capital stock or obligates the shareholders of record to transfer any shares of such stock to any person.

     2.4 Subsidiaries. Except as set forth on Schedule 2.4, the Seller has no subsidiaries or d/b/a names and Seller has not conducted business under any other name except its legal name on its Charter Documents. Except as set forth in Schedule 2.4, Seller does not own, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association, business trust, partnership, limited liability company or other business entity, and Seller is not directly or indirectly, a participant in any joint venture, partnership or other such entity.

     2.5 Financial Statements. Attached to Schedule 2.5 are complete and correct copies of (i) the balance sheets of Seller as of December 31, 1998 and 1997 and the related statements of income and cash flow for the year ended December 31, 1998, together with the related notes and schedules and the accompanying report thereon issued by Silberberg & Rothenberg P.L.C. (the "Year-End Financial Statements"), and (ii) the balance sheet of Seller as of December 31, 1999, and related statement of income together with any related statements and notes (the "Year-End Unaudited Financial Statements"). The Year-End Financial Statements and the Year-End Unaudited Financial Statements are herein collectively called the "Financial Statements". The Financial Statements present fairly in all material respects the financial position and results of operations of the Seller as of the dates of such statements and for the periods covered thereby in accordance with generally accepted accounting principles ("GAAP"). The books of account of the Seller has been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Seller have been properly recorded therein in all material respects. As used herein, the term "Balance Sheet Date" means December 31, 1999.

     2.6 Liabilities and Obligations. Other than liabilities arising in the ordinary course of business after the Balance Sheet Date, and except as and to the extent disclosed and adequately provided for in the Financial Statements (including any notes thereto) the Seller has no liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise, which would be required to be reflected or reserved against in a year-end balance sheet (including the notes thereto). There are no claims, liabilities or obligations, nor any reasonable basis for assertion against the Seller, of any claim, liability or obligation, of any nature whatsoever except for those appearing on the Interim Final Statements and those arising in the ordinary course of business since the Balance Sheet Date.

     2.7 Accounts and Notes Receivable. Schedule 2.7 sets forth an accurate list of the accounts and notes receivable of Seller, as of the Balance Sheet Date and generated subsequent to the Balance Sheet Date, including any such amounts which are not reflected in the balance sheet as of the Balance Sheet Date. Receivables from and advances to employees and any entities or persons related to or affiliated with the Seller are separately identified on Schedule 2.7. Schedule
2.7 also sets forth an accurate aging analysis of all accounts, notes and other receivables as of the Balance Sheet Date, showing amounts due in 30-day aging categories. Except to the extent reflected on Schedule 2.7, all such accounts, notes and other receivables were incurred in the ordinary course of business, are stated in accordance with GAAP and are, to the best knowledge of the Seller, collectible in the amounts shown on Schedule 2.7, net of reserves reflected in the applicable balance sheet as of the Balance Sheet Date.

     2.8 Inventory. The inventory of the Seller reflected in the Financial Statements (the "Inventory") consists of finished goods, raw materials, supplies, overhead and work in process, fit and sufficient in all material respects for the purposes for which it was procured or manufactured and such inventory is salable within periods of time consistent with the past practice of the Seller and in the ordinary course of business. The Inventory is not excessive in kind or amount in light of the Seller's past experience in the ordinary course of business. Schedule 2.8 is a true and correct statement of the Inventory stated in accordance with GAAP as of day immediately prior to the date of this Agreement.

     2.9 Permits and Intangibles. The Seller holds all licenses, franchises, permits and other governmental authorizations required in connection with the conduct of its business. Schedule 2.9 sets forth an accurate list of all such licenses, franchises, permits and other governmental authorizations, including permits, titles (including licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Seller or any of their employees (including interests in software or other technology systems, programs and intellectual property) (collectively, the "Intangible Assets") (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on
Schedule 2.10). The Intangible Assets and other governmental authorizations listed on Schedule 2.9 and Schedule 2.10 are valid. The Seller has not received any notice that any person intends to cancel, terminate or not renew any such Intangible Assets or other governmental authorization. To Seller and Lee's knowledge, the Seller has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Intangible Assets and other governmental authorizations listed on Schedule 2.9 and Schedule 2.10 and the Seller is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Seller by, any such Intangible Assets or other governmental authorizations. All of such rights and benefits are transferable to the Purchaser on the Closing Date, except as set forth on Schedule 2.9.

     2.10 Environmental Matters. Except as set forth on Schedule 2.10 and except where any of the following has not had and will not have a Material Adverse Effect or require any material expenditure in connection with the Businesses after the date hereof, Seller is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to such Seller or any of its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Law) (collectively referred to herein as "Hazardous Substances"). Seller has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances, a list of all of which permits and approvals is set forth on Schedule 2.9, and Seller has reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by such Seller where Hazardous Substances have been treated, stored, disposed of or otherwise handled. There have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by Seller except as permitted by Environmental Laws. There is no on-site or off-site location to which Seller has transported or disposed of Hazardous Substances or arranged for the transportation of Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Seller or the Purchaser for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the
Hazardous Materials Transportation Act or (iv) comparable state or local statutes and regulations. No Seller has any contingent liability in connection with any release of any Hazardous Substance into the environment.

     2.11 Personal Property. Schedule 2.11 sets forth an accurate list of (a) all material personal property included in "property and equipment" or any similar category on the balance sheets of the Seller, (b) all other personal property owned by Seller with an individual value in excess of $5,000 and (c) a list of all leases of personal property to which Seller is bound. Except as set forth on Schedule 2.11, (i) all material personal property used by Seller in its businesses is either owned by the Seller or leased by the Seller pursuant to a lease included on Schedule 2.11, (ii) all of the personal property listed on
Schedule 2.11 is in good working order and condition, ordinary wear and tear excepted and (iii) all leases and agreements included on Schedule 2.11 are in full force and effect and constitute valid and binding agreements of the parties thereto in accordance with their respective terms. Except as set forth on
Schedule 2.11 and to software Seller uses as licensee, Seller has good and marketable title to the tangible and intangible personal property included in its Assets, including the assets listed on Schedule 2.11, subject to no security interest, pledge, lien, claim, conditional sales agreement, encumbrance, charge or restriction on transfer.

     2.12 Significant  Customers;  Material Contracts and Commitments.  Schedule
2.12 sets forth a list of (i) all customers representing 3% or more of the combined revenues of CPI, WE and Seller for the 11 month period ended November 30, 1999 ("Significant Customers"), and (ii) all material contracts, commitments and similar agreements to which the Seller is a party or by which it or any of its properties are bound (including, but not limited to, contracts with Significant Customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land). True, complete and correct copies of such agreements are attached to Schedule 2.12. Except as described on Schedule 2.12, (i) none of the Significant Customers have canceled or substantially reduced or, to Seller's knowledge, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by Seller, CPI or WE, and (ii) the Seller has complied with all material commitments and obligations pertaining to the Seller and the Seller is not in default under any contracts or agreements listed on Schedule 2.12 and no notice of default under any such contract or agreement has been received. Except as specifically set forth on
Schedule 2.12, (a) the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Seller by, any such contracts or agreements, and (b) all of the rights and benefits under all such contracts and agreements are transferable to the Purchaser at the Closing Date. Schedule 2.12 also includes a summary description of all plans or projects relating to the Business or any of the Assets involving the opening of new operations, expansion of existing operations, the acquisition of any property, business or assets requiring, in any event, the payment of more than $1,000.

     2.13 Real Property. Schedule 2.13 includes a list of all real property owned or leased by Seller at the date hereof, and all other real property, if any, used by Seller in the conduct of its business. There is no real property leased by Seller that is to be assigned to Purchaser other than the Lease set forth as Annex III. Except as set forth on Schedule 2.13, all of such leases included on Schedule 2.13 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

     2.14 Insurance. The Seller has been covered during the past ten (10) years by insurance in scope and amount customary and reasonable for the businesses in which the Seller has engaged during such period. Schedule 2.14 sets forth an accurate list of all insurance policies carried by the Seller and an accurate list of all insurance loss runs and workers compensation claims received for the past three (3) policy years. True, complete and correct copies of all insurance policies currently in effect are attached to Schedule 2.14. Such insurance policies evidence all of the insurance that the Seller is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws.

     2.15 Compensation; Employment Agreements; Organized Labor Matters. Schedule
2.15 sets forth an accurate list showing all officers, directors and key employees of Seller, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of the Balance Sheet Date. Since the Balance Sheet Date there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, excluding special bonuses customarily paid at year end.

     Except as set forth on Schedule 2.15, (i) Seller is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employee of Seller is represented by any labor union or covered by any collective bargaining agreement, (iii) to Seller's knowledge, no campaign to establish such representation is in progress and (iv) there is no pending or, to Seller's knowledge, threatened, labor dispute involving Seller and any group of its employees. No Seller has experienced any labor interruptions over the past five (5) years.

     2.16 Employee Benefit Plans. Schedule 2.16 sets forth an accurate schedule showing all employee benefit plans of the Seller, copies of which are attached thereto. Except for a deferred compensation agreement with Lisa Mosses (which is not assumed by Purchaser), there are no agreements or arrangements (oral or in writing) containing "golden parachute" or other similar provisions, and deferred compensation agreements. Except for the employee benefit plans described on
Schedule 2.16, no Seller sponsors, maintains or contributes to any plan program, fund or arrangement that constitutes an "employee pension benefit plan", nor does Seller have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. No Seller has sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 2.16, and the Seller is not required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of its employees except as set forth on Schedule 2.16.

     No Seller is now, and will not as a result of its past activities become, liable to the Pension Benefit Guaranty Corporation or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA except as set forth on Schedule 2.16. All employee benefit plans listed on Schedule
2.16 and the administration thereof are in compliance in all material respects with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of Seller with respect to any plan listed on Schedule 2.16 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the applicable Seller as of the Balance Sheet Date.

     All plans listed on Schedule 2.16 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and have been determined by the Internal Revenue Service to be so qualified. Except as disclosed on Schedule 2.16, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed. Neither any plan listed in Schedule 2.16 nor Seller has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No plan listed on Schedule 2.16 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and the Seller has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the Pension Benefit Guaranty Corporation. Except as set forth on Schedule 2.16, there have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service; no plan listed on
Schedule 2.16 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed on Schedule 2.16 the Seller has not incurred liability under Section 4062 of ERISA; and no circumstances exist pursuant to which Seller could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi employer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Seller that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Seller.

     2.17 Conformity with Law; Litigation. Except as set forth on Schedule 2.17, there are no claims, actions, suits or proceedings, pending or to the Seller's knowledge threatened against or affecting the Seller, the Businesses or any of the Assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller, the Businesses or any of the Assets. Except as set forth on Schedule 2.17, no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by Seller during the last five (5) years and to the Seller's knowledge there is no basis therefor. Except as set forth on Schedule 2.17, Seller has conducted for the past five (5) years and now conducts its business in material compliance with all laws, regulations, writs, injunctions, decrees and orders of governmental authorities applicable to the applicable Seller or its Assets. Seller is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it. Seller has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on Schedule 2.9 and Schedule 2.10, except where any failure to comply has not had and will not have a Material Adverse Effect or require any material expenditure in connection with the operation of the Businesses after the date hereof.

     2.18 Taxes.

     (a) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.

     (b) Except as set forth on Section 2.18 and except where the failure to do any of the following would not have a material adverse effect:

          (i) Seller has timely filed all requisite material federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date;

          (ii) to Seller's knowledge, there are no examinations in progress or written claims against Seller for federal, state or other Taxes for any period or periods prior to or on the Balance Sheet Date and no written notice of any claim for Taxes, whether pending or threatened, has been received by the Seller or Lee;

          (iii) all Taxes which are due and payable, (whether or not shown on any tax return) owed by Seller or any member of an affiliated or consolidated group which includes or included Seller have been paid;

          (iv) the amounts shown as accruals for Taxes on the Financial Statements are sufficient for the payment of all Seller's Taxes of the kinds indicated for all periods shown;

          (v) Seller has timely filed true, correct and complete declarations of estimated Tax in each jurisdiction in which any such declaration is required to be filed;

          (vi) no liens for Taxes exist upon the assets of Seller or Lee except liens for Taxes which are not yet due and payable or which are being contested in good faith by appropriate proceedings;

          (vii) Seller is not, nor to its knowledge ever has been, subject to Tax in any jurisdiction outside the United States;

          (viii) no litigation with respect to any Tax for which Seller is asserted to be liable is pending or, to its knowledge threatened, and no basis which the Seller believes to be valid exists on which any claim for any such Tax can be asserted against the Seller;

          (ix) there are no requests for rulings or determinations in respect of any Taxes pending between Seller and any taxing authority;

          (x) no extension of any period during which any Tax may be assessed or collected and for which Seller is or may be liable has been granted to any taxing authority;

          (xi) Seller has not been party to any Tax allocation or sharing agreement;

          (xii) all amounts required to be withheld by Seller and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper taxing authority;

          (xiii) Seller has made all deposits required by law to be made with respect to employees' withholding and other employment Taxes; and

          (xiv) Seller is not a "foreign person", as that term is referred to in
     Section 1445(f)(3) of the Code.

     (c) Copies of (i) any tax examinations, (ii) extensions of time for filing and (iii) the material federal and local income tax returns and franchise tax returns of Seller for the last three (3) fiscal years, or such shorter period of time as it shall have existed, are attached hereto as part of Schedule 2.18.

     2.19 No Violations; All Required Consents Obtained. Seller is not in violation of its Charter Documents. Seller is not, nor, to the best knowledge of the Seller, any other party thereto, is in material default under any lease, instrument, license, permit or material agreement to which the Seller is a party or by which its properties are bound (the "Material Documents"). Except as set forth in Schedule 2.19, (a) the execution of this Agreement by the Seller and the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby (including, without limitation, the assignment to the Purchaser of the rights and benefits to which the Seller is entitled under the Material Documents) will not result in any violation or breach or constitute a default under, any of the terms or provisions of the Material Documents to which it is a party or its Charter Documents, and (b) at and after the Closing the Purchaser will be entitled to the rights and benefits under the Material Documents to which the Seller is entitled immediately prior to the Closing Date. Except as set forth on Schedule 2.19 (and except for consents already obtained), none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on Schedule 2.19, none of the Material Documents prohibits the use or publication of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Seller or will prevent or restrict the Purchaser from freely providing services to any person.

     2.20 Government Contracts. Seller is not a party to any governmental contracts subject to price redetermination or renegotiation.

     2.21 Absence of Changes.

     (a) Since the Balance Sheet Date, the Seller has conducted its operations in the ordinary course of business and, except as set forth on Schedule 2.21, there have not been:

          (i) any material adverse change in the Businesses, any of the Assets, or financial condition of the Seller except in the ordinary course of business;

          (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting any of the Assets or the Businesses; except in the ordinary course of business.

          (iii)  any  change  in  the  authorized   capital  of  Seller  or  its
     outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

          (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Seller, except distribution of Excess Current Assets;

          (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Seller to any of its officers, directors, employees, consultants or agents, other than those that are normal, customary and consistent with past practices or as set forth on
     Schedule 2.15;

          (vi) any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the Business of the Seller;

          (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Seller to any person, including, without limitation, to Lee or his affiliates except in the ordinary case of business;

          (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Seller, including without limitation any indebtedness or obligation of any stockholder of a Seller or any affiliate thereof except in the ordinary course of business;

          (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business;

          (xi) any waiver of any material rights or claims of Seller;

          (xii)  any  amendment  or  termination   of  any  material   contract,
     agreement, license, permit or other right to which Seller is a party;

          (xiii) any transaction by Seller outside the ordinary course of its business;

          (xiv) any cancellation or termination of a material contract with a customer or client of Seller prior to the scheduled termination date; or

          (xv) any distribution of property or assets by the Seller (except as permitted by Section 1.3 above).

     (b) On the date hereof and at the Closing, the Assets are and will be of greater or the same value as such Assets reflected on the Interim Financial Statements except as adjusted in computing and paying Excess Current Assets.

     2.22 Powers of Attorney. Schedule 2.2 lists persons, corporations, firms or other entities holding any general or special power of attorney from Seller and a description of the terms of each such power.

     2.23 Competing Lines of Business; Related-party Transactions. Except as set forth on Schedule 2.23, no affiliate of Seller owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of Seller. Except as set forth on Schedule 2.23, no officer, director or stockholder of Seller has, nor during the period beginning January 1, 1990 through the date hereof had, any interest in any property, real or personal, tangible or intangible, used in or pertaining to Seller's business, except 38147 Abruzzi, Westland, Michigan, Annex III and the Lee Patent.

     2.24 Disclosure. The Seller and Lee have provided the Purchaser with all the information that the Purchaser has requested in analyzing whether to consummate the transactions contemplated hereby to the best of their knowledge. None of the information so provided nor any representation or warranty of the Seller and Lee contained in this Agreement contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact known to the Seller or Lee which has specific application to the Businesses or the Assets (other than general economic or industry conditions) which materially adversely affects or, so far as the Seller or Lee can reasonably foresee, materially threatens, the Businesses, the Assets, or the condition (financial or otherwise), results of operations or prospects of the Seller, which has not been described in this Agreement or the Schedules hereto.

     2.25 Notices and Consents. The Seller has given any notices to third parties and obtained any third party consents that may be necessary to transfer the Assets to Purchaser pursuant to this Agreement, except for purchase orders and as otherwise disclosed in this Agreement and Schedules.

     2.26 Year 2000 Compliance. The properties and assets of the Seller, including but not limited to computer hardware, microprocessor driven equipment, software and data, owned or used by the Seller is Year 2000 Complaint. "Year 2000 Compliant" means that (i) the properties and assets will accurately process and reflect date/time data, including but not limited to storing, displaying, calculating, comparing and sequencing, from, into and between the twentieth and twenty-first centuries, the years 1999, 2000 and 2001 specifically and leap year calculations; and (ii) the Seller will not suffer any loss of functional ability when processing dates and related data outside the 1900-1999 year range.


III. REPRESENTATIONS AND WARRANTIES OF PTC AND PURCHASER

     PTC and the Purchaser represents and warrants to the Seller as follows:

     3.1 Due Organization. PTC and the Purchaser are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of PTC and the Purchaser has the requisite power and authority to carry on its business as it is now being conducted. Each of PTC and the Purchaser is duly authorized or qualified to do business and are each in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect.

     3.2 Authorization. (i) The respective representatives of PTC and the Purchaser executing this Agreement have the full power and authority to enter into and bind the Purchaser to the terms of this Agreement and (ii) each of PTC and the Purchaser has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby.

     3.3 No Violations. The execution and delivery of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the respective Charter Documents, as amended, of PTC or the Purchaser.

     3.4 Validity of Obligations. The execution and delivery of this Agreement by PTC and the Purchaser and the performance by PTC and the Purchaser of the transactions contemplated herein have been duly and validly authorized by the shareholders of PTC and the Purchaser. This Agreement has been duly and validly authorized by all necessary corporate action, has been validly executed and delivered by PTC and the Purchaser and constitutes a legal, valid and binding obligation of PTC and the Purchaser enforceable in accordance with its terms.


IV.  CONDITIONS TO CLOSING

     The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver) at or prior to the Closing of each of the following conditions:

     4.1 Transfer of Assets tangible and Business by CPI and WE. Both CPI and WE shall have transferred to Westland all of their tangible assets, corporate name, and business in a manner that Westland can deliver such to Purchaser as part of the Assets. Westland shall provide Purchaser and PTC with copies of instruments of transfer and other such documentation reasonably requested by Purchaser and PTC to establish that such transfer has occurred.

     4.2 Instruments of Transfer. Each of Westland and Lee has executed and delivered to the Purchaser (a) a completed General or Special Conveyance, Transfer and Assignment, in the form attached as Annex VI and Annex VII hereto ("General Conveyance, Transfer and Assignment"), covering the Total Assets, (b) certificates of title to any Asset or the Lee Patent covered by a certificate of title, and (c) such other instruments of transfer as may be reasonably necessary or appropriate to vest in the Purchaser good and indefeasible title to the Total Assets to the extent required by this Agreement. At all times hereafter as may be necessary, the Seller, and, if appropriate, Lee shall execute and deliver to the Purchaser such additional instruments of transfer as shall be reasonably necessary or appropriate to vest in the Purchaser good and indefeasible title to the Total Assets to the extent required by this Agreement and to comply with the purposes and intent of this Agreement.

     4.3 Opinions of Counsel. Butzel Long, P.C., counsel to the Seller and Lee, and Doepken Keevican & Weiss, P.C., counsel to PTC and the Purchaser have delivered their opinion dated as of the Closing Date to one another in form and substance reasonably satisfactory to such parties' counsel and generally in the form attached hereto as Annex VII(a) and Annex VII(b).

     4.4 Employment Agreements. Lee has entered into an Employment Agreement with the Purchaser in the form of Annex VIII hereto.

     4.5 Good Standing Certificates. Seller has delivered to the Purchaser certificates, dated as of the Closing Date, a date no earlier than ten (10) days prior to the Closing Date, duly issued by the appropriate governmental authority in the State of Incorporation and in each state in which the Seller is authorized to do business, showing that the Seller is in good standing and authorized to do business .

     4.6 Resolutions of the Board of Directors and Stockholders of the Seller. The Seller has delivered to the Purchaser a certified copy of the resolutions of its stockholder and its Board of Directors approving the Agreement and authorizing the consummation of the transactions contemplated hereby.

     4.7 Resolutions of the Board of Directors of PTC and the Purchaser. PTC and the Purchaser have delivered to the Seller and the Lee a certified copy of their respective resolutions of their Board of Directors approving the Agreement and authorizing the consummation of the transactions contemplated hereby and thereby.

     4.8 Seller's Officer's Certificate. The Seller has delivered to the Purchaser a certificate dated as of the Closing Date of the President or Vice President, certifying that as of the Closing Date the representations and warranties contained in Article II of this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date.

     4.9 Seller's Secretary's Certificate. The Seller has delivered to the Purchaser a certificate of its corporate Secretary or Assistant Secretary dated as of the Closing Date and certifying its Charter Documents and incumbency of its officers executing on its behalf this Agreement or any documents or instruments in connection therewith.

     4.10 Officers' Certificates of PTC and the Purchaser. PTC and the Purchaser shall deliver to the Seller and Lee certificates dated as of the Closing Date of the President of the Purchaser, certifying that as of the Closing Date the representations and warranties contained in Article III of this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date.

     4.11  Secretary's  Certificates  of PTC  and  the  Purchaser.  PTC  and the
Purchaser shall have delivered to the Seller and Lee a certificate of the Secretary or Assistant Secretary of PTC and the Purchaser, dated as of the Closing Date and certifying their respective Charter Documents and incumbency of their respective officers executing on their behalf this Agreement or any document or instrument in connection therewith.

     4.12 Consents and Approvals. The Seller and Lee shall have delivered to Purchaser all third party consents necessary under the terms of any contract, commitment or other agreement relating to the Business or the Total Assets to transfer the Total Assets to the Purchaser under this Agreement, as set forth on
Schedule 2.19. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the Transaction contemplated hereby shall have been obtained and made; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Transaction and no governmental agency or body shall have taken any other action or made any request of the Purchaser as a result of which the Purchaser deems it inadvisable to proceed with the Transaction.

     4.13 No Material Adverse Change. There shall have occurred no material adverse change in the Businesses or Total Assets, including without limitation,
(i) no material changes in the amount, character or mix of the Total Assets (excluding the Excess Current Assets covered by Section 1.3) or liabilities;
(ii) no changes in laws, regulations, rules or technological developments that present a material threat, actual or potential, to the continued operation of the Seller in the ordinary course; (iii) no loss of significant customers; (iv) no litigation, claim, action or proceeding shall have been initiated or threatened against Seller or which would otherwise affect the Businesses or the Total Assets or the Purchaser's ability to purchase the Total Assets; or (v) the Total Assets at the Closing Date (excluding the Excess Current Assets) shall, in the sole determination of Purchaser, be of a greater or the same value as the Total Assets reflected on the Interim Financial Statements (excluding the Excess Current Assets).

     4.14 Escrow Agreement. The parties shall have delivered an Escrow Agreement with respectto the Earnout in the form attached hereto as Annex VII.


V.   ADDITIONAL AGREEMENTS

     The parties to this Agreement further covenant and agree as follows:

     5.1 Future Cooperation. The Seller, Lee, PTC and the Purchaser shall each deliver or cause to be delivered to the other such additional instruments as the other may reasonably request for the purpose of transferring, assigning and delivering to the Purchaser and its assigns the Businesses and fully carrying out the intent of this Agreement. After the Closing Date the Purchaser and PTC shall:

     (a) permit Seller and Lee and their respective representatives reasonable access (including, without limitation, the right to make copies at the expense of Seller and Lee), during regular business hours, and upon reasonable advance notice, to such Seller's books and records in connection with the preparation and review of tax returns , any audit thereof, any tax proceeding relating thereto, the defense of any claims for indemnification and with respect to the Earnout, and any other reasonable purpose;

     (b) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all tax returns, the completion of the audit of such returns or any tax proceeding relating thereto for the applicable period of limitations an assessment of Taxes covered by such returns. The parties will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     (c) provide Seller, Lee and their representatives with reasonable access during regular business hours to the books, records, accounting and computer data and related information with respect to the computation, verification and all other matters relating to the Earnout; and

     (d) with respect to all employment tax withholding responsibilities which may be incurred after the Closing Date for employees of Seller who accepted offers of employment with Purchaser ("Employees"), Purchaser shall treat the Employees as if they had been employed by Purchaser as of January 1, 2000. Purchaser and Seller hereby agree to report on a predecessor-successor basis and shall follow the Alternative Procedure of Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399. Seller and Lee shall have no employment tax reporting responsibilities for the Employees after the Closing Date and Purchaser and PTC shall assume all obligations and duties of Seller and Lee for such payroll tax reporting responsibilities including, for example, the obligation to furnish IRS Forms W-2 to the Employees for the full 2000 calendar year and to file the IRS Forms W-2 with the U.S. Social Security Administration for the full 2000 calendar year. Purchaser and Seller agree that Purchaser is assuming no other obligations with respect to any Employees, except as specifically set forth in this Agreement.

     5.2 Expenses. The Purchaser will pay the fees, expenses and disbursements of PTC and the Purchaser and their respective agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement (except for one half of the fees and expenses incurred by PTC in connection with the audit of the Seller, which will be borne by the Seller not to exceed $19,000) The Seller and Lee will pay the fees, expenses and disbursements of the Seller and Lee and their respective agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement.

     5.3 Payment of Liabilities; Bulk Transfer Compliance. The Seller shall pay or otherwise satisfy all of its trade payables, other current liabilities and all other liabilities of the Seller and shall fully pay or otherwise satisfy all other claims or liabilities relating to the Assets, the Businesses or the Seller other than the Assumed Obligations. The Seller and Lee indemnify and hold
Purchaser harmless from and against all claims, losses, demands, damages, liabilities, losses, costs and expenses resulting from or relating to non-compliance by the Seller with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the sale and transfer of the Assets and Businesses to the Purchaser. The Seller and Lee shall pay when due any sales, transfer or similar Taxes which may become applicable in respect of the Seller's and Lee's sale of the Business or any of the Assets to the Purchaser.

     5.4 Change of the Seller's Names. Immediately following the Closing, the Seller shall cease to use the names set forth in Section 1.1(i) or any similar name or names and as soon as practical thereafter will file with the office of the Secretary of State of the State of Michigan (and any other relevant states) any and all documents necessary to discontinue the authority of the Seller to conduct business under such names.

     5.5 Conduct of Business Prior to Closing. The Seller and Lee covenant and agree that between the date hereof and the Closing Date, the Seller will conduct its business in the ordinary course and consistent with prior practice except as specifically contemplated by this Agreement.

     5.6 Certain Tax Matters. The parties will cooperate in all reasonable respects with each other in a timely manner in the preparation of filing of any Tax Returns, payment of any Taxes, and the conduct of any audit or other proceeding, in each case in accordance with the terms of this Agreement. Each party will execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement.


VI.  INDEMNIFICATION

     The Seller, Lee, and the Purchaser each make the following covenants that are applicable to them, respectively:

     6.1 Survival of Representations and Warranties.

     (a) The representations and warranties of the Seller and Lee made in this Agreement and in the documents and certificates delivered in connection herewith shall survive for a period of two (2) years from the date hereof, except that:

          (i)  such   representations  and  warranties  that  relate  to  Taxes, including without limitation the representations and warranties set forth in Section 2.18, shall survive until the expiration of the applicable statutes of limitations for such Taxes (including any extensions thereof);

          (ii) such representations and warranties that relate to environmental matters, including without limitation the representations and warranties set forth in Section 2.10 hereof, and the representations and warranties set forth in 2.16 and 2.17 hereof, shall survive for a period of five (5) years after the date hereof; provided, however, that representations and warranties with respect to which a claim is made within the applicable survival period shall survive until such claim is finally determined and paid; and

     (b) The representations and warranties of PTC and the Purchaser made in this Agreement and in the certificates delivered in connection herewith shall survive for a period of five (5) years following the date hereof, provided, however, that representations and warranties with respect to which a claim is made within such five (5) year period shall survive until such claim is finally determined and paid.

     (c) The date on which a representation or warranty expires as provided herein is herein called the "Expiration Date". No claim for indemnification may be made with respect to a representation or warranty after the Expiration Date, other than claims based on intentional fraud.

     6.2  General  Indemnification  by the  Seller  and Lee.  The Seller and Lee
covenant and agree that they will jointly and severally indemnify, defend, protect, and hold harmless PTC and the Purchaser and their respective subsidiaries and officers, directors, employees, stockholders, agents, representatives and affiliates at all times from and after the date hereof until the Expiration Date from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such indemnified person as a result of or incident to (i) any breach of any representation or warranty of the Seller or Lee set forth herein or in the certificates or other documents delivered in connection herewith, and (ii) any breach or nonfulfillment of any covenant or agreement by the Seller or Lee under this Agreement.

     6.3 Indemnification by PTC and the Purchaser. PTC and the Purchaser covenant and agree that they will jointly and severally indemnify, defend, protect and hold harmless the Seller and Lee at all times from and after the date hereof until the Expiration Date from and against all Damages incurred by the Seller or Lee as a result of (i) any breach of any representation or warranty of PTC or the Purchaser set forth herein or in the certificates delivered in connection herewith; and (ii) any breach or nonfulfillment of any covenant or agreement by PTC or the Purchaser under this Agreement.

     6.4 Specific Indemnification. In addition to the indemnification provided for in Section 6.2, the Seller and Lee covenant and agree that they will jointly and severally: (a) indemnify, defend, protect and hold harmless PTC and the Purchaser and each of their respective subsidiaries, officers, directors, employees, stockholders, agents, representatives and affiliates from and against all Damages incurred by any of them in connection with the presence, emanation, migration, disposal, release or threatened release of any oil or other petroleum products or hazardous materials or substances on, within, or to or from any of the properties presently or previously owned or leased by a Seller or any predecessor of such Seller as a result of (i) the presence of and closure or removal of any underground storage tank on such property, (ii) the operations of a Seller or any predecessor of a Seller prior to the date hereof, or (iii) the condition of such properties prior to the date hereof, including any future manifestations of such conditions; and (b) notwithstanding disclosure elsewhere herein, hereby agree to pay when due any and all liabilities consisting of or related to (i) any and all claims, liabilities or obligations of the Seller or Lee to third parties, whether accrued, absolute, contingent or otherwise, except the Assumed Obligation assumed by Purchaser pursuant to Section 1.5 hereof; (ii) severance or similar obligations to executive and management or other employees of Seller; (iii) any unfunded employee benefit plan obligations of Seller other than vacation and health plan accruals through the Closing Date, (iv) any warranty or product liability claim subsequent to the Closing Date for any product shipped by a Seller prior to the Closing Date; and (v) any costs, claims or damages suffered by the Purchaser from the failure of the items listed on
Schedule 2.26 to be Year 2000 Compliant; and (vi) Damages as a result of the existence of that certain federal tax lien #25426n408 filed against Lee in Wayne County, Michigan.

     6.5 Third Person Claims. Promptly after any party hereto (the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person that may give rise to a right of indemnification hereunder, such Indemnified Party shall give to the party obligated to provide indemnification hereunder (an "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not relieve such Indemnifying Party from liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure and any costs of defense arising prior to the date of notice. The Indemnifying Party (at its own expense) shall have the right and shall be given the opportunity to associate with the Indemnified Party in the defense of such claim, suit or proceedings, provided that counsel for the Indemnified Party shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings. The Indemnified Party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure of the Indemnified Party to settle a claim expeditiously could have an adverse effect on the Indemnified Party, the failure of the Indemnifying Party to act upon the Indemnified Party's request for consent to such settlement within five business days of the Indemnifying Party's receipt of notice thereof from the Indemnified Party shall be deemed to constitute consent by the Indemnifying Party of such settlement for purposes of this Section.

     6.6 Method of Payment. Except as otherwise provided in this section, all claims for indemnification shall be paid in cash. If Purchaser reasonably believes that it or any other Indemnified Party affiliated with it has suffered, or will suffer, Damages for which it or such other Indemnified Party would be entitled to indemnification pursuant to this Agreement, Purchaser may, at its sole option and by notice in writing to the Seller and Lee, elect to withhold payment of an amount equal to the amount of such Damages from any amounts then owing by the Purchaser to the Seller or Lee, subject to Section 6.7. Claims for indemnification against the

Seller or Lee shall first be satisfied by offset against amounts owing to Lee under the Subordinated Installment Note and such amounts may be offset notwithstanding that a claim is made against a party who is not the payee under the Subordinated Installment Note.

     6.7 Limitations on Indemnification. (a) The Purchaser and the other persons or entities indemnified by Seller or Lee shall not assert any claim for indemnification hereunder against the Seller or Lee unless such claim exceeds $5,000 individually and until such time as, and solely to the extent that, the aggregate of all claims which such persons may have against such persons shall exceed $35,000 (the "Indemnification Threshold"). Notwithstanding anything contained in this Agreement to the contrary, any and all amounts paid by the Seller or Lee as a result of a claim for specific indemnity or payment pursuant to Section 6.4 shall not be subject to the Indemnification Threshold. The Seller and Lee shall not assert any claim for indemnification hereunder against Purchaser unless such claim exceeds $5,000 individually and until such time as, and solely to the extent that the aggregate of all claims which the Seller and Lee may have against Purchaser shall exceed the Indemnification Threshold. The aggregate liability of the Seller and Lee in connection with their indemnification obligations under this Section 6 shall not exceed amounts received as the Purchase Price.

     (b) The remedies provided in this Article VI shall be exclusive as to any claim by a party under this Agreement or any other document executed hereunder or arising out of the transactions provided for herein and therein and shall preclude assertion by any party of any other rights or the seeking of any other remedies against another party; provided, however, that nothing in this Article VI, shall limit rights or remedies expressly provided for in this Agreement or any other document executed hereunder or rights or remedies which, as of matter of applicable law or public policy, cannot be limited or waived.

     (c) Notwithstanding anything to the contrary contained in this Agreement, Purchaser's and PTC's rights to indemnification shall be made net of all insurance reimbursement, third-party contribution and third-party indemnification realized or to be realized by Purchaser and PTC. If any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third person, the indemnified party expressly agrees that it shall promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any third party indemnitor or contributor which may be liable for any portion of such losses or claims. Upon written request of the indemnifying party, the indemnified party shall pursue, at the cost and expense of the indemnifying party, each applicable insurance carrier and third party indemnitor or contributor.

     (d) The indemnified party shall use all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such losses.

VII. INTENTIONALLY DELETED

III. GENERAL

     8.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except as expressly permitted hereby, by operation of law or by the Purchaser to an affiliate or subsidiary which may be done without Seller's consent) without the written consent of both parties and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the Seller, PTC and the Purchaser, and the heirs and legal representatives of Lee.

     8.2 Entire Agreement. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding of the Seller, Lee, PTC and the Purchaser and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Seller, Lee, PTC and the Purchaser, acting through their respective officers, duly authorized by their respective Boards of Directors.

     8.3 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     8.4 Brokers and Agents. Each party represents and warrants that, except as disclosed on Schedule 8.4, it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

     8.5 Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile to an officer or agent of such party, as follows:


                    If to the Purchaser, addressed to it at:

                              Productivity Technologies Corporation
                              509 Madison Avenue, 4th Floor
                              New York, NY 10021

                              With a copy to:

                              Michael A. Weiss, Esquire
                              Doepken Keevican & Weiss
                              58th Floor, USX Tower
                              600 Grant Street
                              Pittsburgh, PA 15219

                              If to a Seller, or Lee addressed to it at:

                              Thomas G. Lee
                              9131 Montana Court
                              Livonia, MI 48150

                    With a copy to:

                              James C. Bruno, Esq.
                              Butzel Long, P.C.
                              Suite 900, 150 W. Jefferson
                              Detroit, MI 48226

or to such other address as any party hereto shall specify pursuant to this Section from time to time.

     8.6 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Michigan without regard to its principles governing conflicts of laws.

     8.7 Effect of Investigation; Knowledge.

     (a) No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation. Nevertheless, Buyer may not claim breach based on a fact of which it had actual knowledge prior to the closing.

     (b) When a representation or warranty contained herein or in any certificate or other document delivered in connection herewith is made to the "knowledge" of a party, such party shall be deemed to know all facts and circumstances that a reasonable investigation of the subject matter of such representation or warranty would have revealed.

     8.8 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     8.9 Time. Time is of the essence with respect to this Agreement.

     8.10 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     8.11 Captions. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     8.12 Press Releases and Public Announcements. The parties shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other provided, PTC may issue a press release upon the execution of this Agreement or anytime thereafter describing this Agreement, if upon the advice of counsel to PTC, such press release is advisable in order for PTC to comply with federal or state securities laws or regulations. If PTC issues such a press release it shall promptly deliver a copy thereof to the Seller and Lee.

     8.13 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

     8.14  Interpretation.  Unless  the  context  of  this  Agreement  otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof", "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not any particular Article, Section, Clause, Exhibit A, Appendix or Schedule or any other subdivision of this Agreement (iv) reference to "Article", "Section", "Clause", "Exhibit", "Appendix", "Annex" and "Schedules" are to the Articles, Section, Clauses, Exhibits, Appendices, Annexes and Schedules, respectively, of this Agreement;
(v) unless the context otherwise requires, the words "include" or "including" shall be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases or words of similar import; and
(vi) references to "this Agreement" or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemental and in effect form time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or give pursuant to or in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              PRODUCTIVITY TECHNOLOGIES CORPORATION

                              By:
                                 -----------------------------------------------
                              Name:
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------


                              WCS ACQUISITION CORP.

                              By:
                                 -----------------------------------------------
                              Name:
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------

                              WESTLAND CONTROL SYSTEMS, INC.

                              By:
                                 -----------------------------------------------
                              Name:
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------


                              ---------------------------------------
                              Thomas G. Lee